Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
OF
LUCAS ENERGY, INC.
ESTABLISHING THE DESIGNATIONS, PREFERENCES,
LIMITATIONS AND RELATIVE RIGHTS OF ITS
SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), Lucas Energy, Inc., a company organized and existing under the State of Nevada (the “Corporation”):

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended, and pursuant to Section 78.1955 of the NRS, the Board of Directors, by unanimous consent of all members of the Board of Directors on [ ], 2016, duly adopted a resolution providing for the designation of an amended and restated series of six hundred thousand (600,000) shares of Series B Redeemable Convertible Preferred Stock, which shall amend, replace and supersede the Series B Convertible Preferred Stock Designation previously filed by the Corporation with the Secretary of State of Nevada on December 29, 2011 (the “Prior Preferred Stock”), which resolution is and reads as follows:

RESOLVED, that no shares of Prior Preferred Stock are currently outstanding; and it is further

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors by the provisions of the Articles of Incorporation of the Corporation, as amended, and Section 78.1955 of the NRS, a series of the preferred stock, par value $0.001 per share, of the Corporation be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Corporation be, and it hereby is, given the distinctive designation of “Series B Redeemable Convertible Preferred Stock”; and

FURTHER RESOLVED, that the Series B Redeemable Convertible Preferred Stock shall consist of six hundred thousand (600,000) shares; and

FURTHER RESOLVED, that the Series B Redeemable Convertible Preferred Stock (defined below as the “Series B Preferred”) shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below (the “Designation” or the “Certificate of Designation”), which shall amend, replace and supersede the Prior Preferred Stock:

1. Definitions. In addition to other terms defined throughout this Designation, the following terms have the following meanings when used herein:

1.1  “Affiliate” of a specified Person means any other Person that (at the time when the determination is made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the power to direct the management and/or the policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Automatic Conversion Condition #1” means that the Corporation’s Common Stock has traded above Automatic Conversion Price #1 for a period of at least 20 consecutive Trading Days, with at least the Minimum Trading Volume.

1.3 “Automatic Conversion Condition #2” means that the Corporation’s Common Stock has traded above Automatic Conversion Price #2 for a period of at least 20 consecutive Trading Days, with at least the Minimum Trading Volume.

1.4 “Automatic Conversion Condition #3” means that the Corporation’s Common Stock has traded above Automatic Conversion Price #3 for a period of at least 20 consecutive Trading Days, with at least the Minimum Trading Volume.

1.5 “Automatic Conversion Price #1” means $6.125 per share, subject to equitable adjustment in connection with any Recapitalization.

1.6 “Automatic Conversion Price #2” means $7.00 per share, subject to equitable adjustment in connection with any Recapitalization.

1.7 “Automatic Conversion Price #3” means $7.875 per share, subject to equitable adjustment in connection with any Recapitalization.

1.8 “Automatic Conversion Prices” means Automatic Conversion Price #1, Automatic Conversion Price #2 and Automatic Conversion Price #3.

1.9 “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by law to be closed in the City of Houston, Texas.

1.10 “Closing Date” means the date that the business combination as contemplated by the Purchase and Sale Agreement is consummated.

1.11 “Common Stock” shall mean the common stock, $0.001 par value per share of the Corporation.

1.12 “Conversion Price” shall equal $3.50 per share, subject to equitable adjustment in connection with any Recapitalization.

1.13 “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock and/or dividends payable under this Designation or any other designation of the Corporation’s preferred stock), or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of (a) a majority of the outstanding shares of Common Stock and (b) a majority of the outstanding shares of Series B Preferred voting as separate classes.

1.14 “Dividend Default” shall mean the failure of the Corporation to pay any Dividends when due, subject to any cure provisions described herein, if any.

1.15 “Dividend Rate” shall mean an annual rate of six percent (6%) of the Original Issue Price.

1.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.17 “Holder” shall mean the person or entity in which the Series B Preferred is registered on the books of the Corporation, which shall initially be the Person such Series B Preferred is issued to on the Original Issue Date, and shall thereafter be permitted and legal assigns which the Corporation is notified of by the Holder and which the Holder has provided a valid legal opinion in connection therewith to the Corporation and to whom such Preferred Stock Shares are legally transferred on the books and records of the Corporation.

1.18 “Junior Securities” shall mean each other class of capital stock or series of preferred stock of the Corporation other than the Common Stock and Series B Preferred established after the Original Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series B Preferred upon the liquidation, winding-up or dissolution of the Corporation.

1.19 “Liquidation Preference” shall equal the Original Issue Price.

1.20 “Majority In Interest” means Holders holding in aggregate at least 51% of the then aggregate Preferred Stock Shares issued and outstanding.

1.21 “Minimum Trading Volume” means average trading during the past 20 Trading Days of at least 75,000 shares, subject to equitable adjustment in connection with any Recapitalization.

1.22 “Original Holders” shall mean those Holders who were issued Preferred Stock Shares on the Original Issue Date.

1.23 “Original Issue Date” shall mean the Closing Date, provided that the issuance of the Series B Preferred shall be subject to the Shareholder and NYSE MKT Approval.

1.24 “Original Issue Price” shall mean Twenty-Five Dollars ($25) per share (as appropriately adjusted for any Recapitalizations).

1.25 “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, business or statutory trust, trust, union, association, instrumentality, governmental authority or other entity, enterprise, authority, unincorporated organization or business organization.

1.26 “Preferred Stock Certificates” means the original certificate(s) representing the applicable Series B Preferred shares.

1.27 “Preferred Stock Shares” means shares of Series B Preferred.

1.28 “Principal Market” means initially the NYSE MKT, and shall also include the NASDAQ Capital Market, New York Stock Exchange, the NASDAQ National Market, the OTCQB Market, the OTCQX Market, or the OTC Pink Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

1.29 “Pro Rata Amount” means, with respect to any Holder, a fraction, the numerator of which is equal to the number of shares of Series B Preferred held of record by such Holder, and the denominator of which is equal to the aggregate number of outstanding shares of Series B Preferred.

1.30 “Purchase and Sale Agreement” means that certain Asset Purchase Agreement, by and between, the Corporation, as purchaser, Segundo Resources, LLC, as seller representative to the various sellers named therein, and the sellers named therein, dated December 30, 2015.

1.31 “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event described in Sections 6.2 through 6.5.

1.32 “Restricted Shares” means shares of the Corporation’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):

“The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.”

1.33 “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

1.34 “Shareholder and NYSE MKT Approval” means the Shareholder Approval and the approval by the NYSE MKT, of the initial listing of the Corporation’s Common Stock on the NYSE MKT following the consummation of the transactions contemplated by the Purchase and Sale Agreement, if and as required by applicable rules and regulations of the NYSE MKT, as well as such other terms and conditions hereof or the Purchase and Sale Agreement as may be required by the NYSE MKT or the Securities and Exchange Commission.

1.35 “Shareholder Approval” means the approval of the shareholders of the Corporation as required pursuant to applicable rules and regulations of the NYSE MKT, of the issuance of shares of Common Stock upon the Conversion of the Preferred Stock Shares as provided herein.

1.36  “Trading Day” means any day on which the Common Stock is traded on the Trading Market, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on the Trading Market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on the Trading Market (or if the Trading Market does not designate in advance the closing time of trading on the Trading Market, then during the hour ending at 4:00:00 p.m., New York City time) unless such day is otherwise designated as a Trading Day in writing by the Investor.

1.37 “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, the NYSE MKT, or the OTCQX Marketplace or the OTCQB Marketplace operated by OTC Markets Group Inc. (or any successor to any of the foregoing).

1.38 “Transfer Agent” means initially, the Corporation, but at the option of the Corporation from time to time and with prior written notice to the Holders, may also mean Cleartrust, LLC, or any successor transfer agent which the Corporation may use for its Series B Preferred.

2. Dividends.

2.1 Dividends in General. Dividends shall accrue on the Series B Preferred beginning on the Original Issue Date, based on the Original Issue Price, at the Dividend Rate, until such Series B Preferred is no longer outstanding either due to conversion, redemption or otherwise as provided herein (“Dividends” and such Dividends which have accrued as of any applicable date and remain unpaid as of such date, the “Accrued Dividends”).

2.2 Payment of Dividends. The Corporation shall, in accordance with the terms set forth herein, pay the Holder of the Series B Preferred the Accrued Dividends in cash (as discussed in Section 2.3), in shares of Common Stock (as discussed in Section 2.7) or in shares of Series B Preferred (as discussed in Section 2.7), within five (5) Business Days of the end of each fiscal quarter of the Corporation (currently March 31, June 30, September 30 and December 31, each, as applicable a “Dividend Payable Date”), beginning at the end of the first full fiscal quarter following the Original Issue Date, for so long as the Series B Preferred remains outstanding.

2.3 Cash Dividend Payments. All Dividends payable in cash hereunder shall be made in lawful money of the United States of America to each Holder in whose name the Series B Preferred is registered as set forth on the books and records of the Corporation. Such payments shall be made by wire transfer of immediately available funds to the account such Holder may from time to time designate by written notice to the Corporation or by Corporation cashier’s check, without any deduction, withholding or offset for any reason whatsoever except to the extent required by law.

2.4 Participation. Subject to the rights of the holders, if any, of any securities senior to or pari passu with, the Series B Preferred, the Holders shall, as holders of Series B Preferred, be entitled to such dividends paid and Distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Series B Preferred into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and Distributions. Payments under the preceding sentence shall be made concurrently with the dividend or Distribution to the holders of Common Stock. Following the occurrence of a Liquidation Event (as hereinafter defined) and the payment in full to a Holder of its applicable Liquidation Preference, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock. No Distributions shall be made with respect to the Common Stock until all past due, if any, and/or declared Dividends on the Series B Preferred have been paid or set aside for payment to the Holders. Notwithstanding the foregoing, the Holders shall have no right of participation in connection with dividends or Distributions made to the Common Stock shareholders consisting solely of shares of Common Stock.

2.5 Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

2.6 Other Distributions. Subject to the terms of this Certificate of Designation, and to the fullest extent permitted by the NRS, the Corporation shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business (unless consent to such redemption, repurchase or distribution is provided by the lenders thereunder).

2.7 Stock Dividend Payments. In lieu of paying the Accrued Dividends in cash, at the option of the Corporation, the Corporation may pay Accrued Dividends in shares of Common Stock of the Corporation (“Dividend Shares”). The total Dividend Shares issuable in connection with the payment by the Corporation of the Accrued Dividends in shares of Common Stock shall be equal to the total amount of Accrued Dividends which the Corporation has decided to pay in shares of Common Stock divided by the Conversion Price, rounded up to the nearest whole Common Stock share. Notwithstanding any other provision of this Section 2.7. In lieu of paying the Accrued Dividends in cash or shares of Common Stock, the Accrued Dividends can be paid by the Corporation in shares of Series B Preferred (“PIK Shares”) equal to the total amount of Accrued Dividends which the Corporation is paying in shares of Series B Preferred divided by the Original Issue Price, rounded up to the nearest whole Series B Preferred share. At the time any payment of Accrued Dividends is desired to be made by the Corporation in the form of additional shares of Series B Preferred, if the number of authorized but unissued shares of Series B Preferred shall not be sufficient to effect such payment in additional shares of Series B Preferred, in addition to such other remedies as shall be available to the Holders of Series B Preferred, the Corporation shall be authorized to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series B Preferred to such number of shares as shall be sufficient for such purpose including, without limitation, engaging in commercially reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation or this Certificate of Designation.

2.8 Dividend Default. In the event a Dividend Default should occur in respect to the Dividends due to Holder, any unpaid Dividends shall accrue interest at the rate of twelve percent (12%) per annum until such Dividend Default is cured by the Corporation.

3. Liquidation Rights.

3.1 Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each a “Liquidation Event”), the Holders of Series B Preferred shall be entitled to receive prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock or the Junior Securities by reason of their ownership of such stock, an amount per share for each share of Series B Preferred held by them equal to the sum of (i) the applicable Liquidation Preference, and (ii) all Accrued Dividends and all declared but unpaid dividends on such shares of Series B Preferred. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series B Preferred are insufficient to permit the payment to such holders of the full amounts specified in this Section 3.1, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3.1.

3.2 Remaining Assets. After the payment to the Holders of Series B Preferred of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Junior Securities in proportion to the number of shares of Junior Securities held by them and the holders of Common Stock in proportion to the number of shares of Common Stock held by them.

3.3 Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

4. Conversion. The Series B Preferred shall convert into Common Stock of the Corporation as follows:

4.1 Holder Conversion.

(a) Each share of Series B Preferred shall be convertible, at the option of the Holder thereof (a “Holder Conversion” and the “Holder Conversion Rights”), at any time following the Original Issuance Date, at the office of the Corporation or any Transfer Agent for the Series B Preferred, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the Series B Preferred by the Conversion Price (such shares of Common Stock issuable upon a Holder Conversion, the “Holder Conversion Shares”). In order to effectuate the Holder Conversion under this Section 4.1, the Holder must provide the Corporation a written notice of conversion in the form of Exhibit A hereto (the “Notice of Conversion”). The Notice of Conversion must be dated no earlier than two (2) Business Days from the date the Notice of Conversion is actually received by the Corporation.

(b) Mechanics of Holder Conversion. In order to effect a Holder Conversion, a Holder shall fax or email a copy of the fully executed Notice of Conversion to the Corporation (or in the discretion of the Corporation, the Transfer Agent): Attention: Anthony C. Schnur, 450 Gears Road, Suite 780, Houston, Texas, 77067, Fax: (713) 337-1510, Email: tschnur@lucasenergy.com, with a copy to (which shall not constitute notice) The Loev Law Firm, PC, Attn: David M. Loev, 6300 West Loop South, Suite 280, Bellaire, Texas 77401, Fax: (713) 524-4122, Email: dloev@loevlaw.com. Upon receipt by the Corporation of a facsimile or emailed copy of a Notice of Conversion from a Holder, the Corporation (or the Transfer Agent) shall promptly send, via facsimile or email, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation (or the Transfer Agent) expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation (or the Transfer Agent) regarding the Holder Conversion. The Holder shall surrender, or cause to be surrendered, the Preferred Stock Certificates being converted, duly endorsed, to the Corporation (or the Transfer Agent) at the address listed above (or the address of the Transfer Agent for the Series B Preferred, if the Corporation is not serving as its own Transfer Agent for such Series B Preferred) within five Business Days of delivering the fully executed Notice of Conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a Holder Conversion unless either (x) the Preferred Stock Certificates; or (y) the Lost Certificate Materials described in Section 12, below have been previously received by the Corporation or its Transfer Agent. In the event the Holder has lost or misplaced the certificates evidencing the Preferred Stock, the Holder shall be required to provide the Corporation or the Corporation’s Transfer Agent (as applicable) with whatever documentation and fees each may require to re-issue the Preferred Stock Certificates and shall be required to provide such re-issued Preferred Stock Certificates to the Corporation within five Business Days of delivering the Notice of Conversion. Unless the Holder Conversion Shares are covered by a valid and effective registration under the Securities Act or the Notice of Conversion provided by the Holder includes a valid opinion from an attorney stating that such shares of Common Stock issuable in connection with the Notice of Conversion can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion, such shares shall be issued as Restricted Shares.

(c) Delivery of Common Stock upon Holder Conversion. Upon the receipt of a Notice of Conversion, the Corporation (itself, or through its Transfer Agent) shall, no later than the fifth Business Day following the date of such receipt (subject to the surrender of the Preferred Stock Certificates by the holder within the period described in Section 4.1(b) or, in the case of lost, stolen or destroyed certificates, after provision of the Lost Certificate Materials) (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee (x) a certificate representing the Holder Conversion Shares and (y) a certificate representing the number of shares of Series B Preferred not being converted, if any. Notwithstanding the foregoing, if the Corporation’s Transfer Agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its Transfer Agent to promptly electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the Holder physical certificates representing the Common Stock issuable upon Holder Conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(d) Failure to Provide Preferred Stock Certificates. In the event the Holder provides the Corporation with a Notice of Conversion, but fails to provide the Corporation with the Preferred Stock Certificates or the Lost Certificate Materials (as defined in Section 12 below), by the end of the Delivery Period, the Notice of Conversion shall be considered void and the Corporation shall not be required to comply with such Notice of Conversion. Provided that if the Notice of Conversion only relates to the conversion of Accrued Dividends, the Holder shall not be required to provide the Corporation any Preferred Stock Certificates.

4.2 Automatic Conversion Terms and Conditions.

(a) The Series B Preferred shall automatically convert into Common Stock of the Corporation as provided below (an “Automatic Conversion”):

(i) a total of the lesser of (A) the sum of 25% of the total number of Series B Preferred shares (1) originally issued to the Holder (if the Holder is an Original Holder); and (2) received by a Holder who was transferred Series B Preferred from an Original Holder (each as adjusted for any Recapitalization); and (B) the total number of Series B Preferred shares then held by the Holder; shall automatically and without any required action by any Holder, be converted into that number of fully-paid, non-assessable shares of Common Stock as determined by dividing the aggregate Original Issue Price of such applicable shares of Series B Preferred by the Conversion Price in the event Automatic Conversion Condition #1 is met;

(ii) a total of the lesser of (A) the sum of 75% of the total number of Series B Preferred shares (1) originally issued to the Holder (if the Holder is an Original Holder); and (2) received by a Holder who was transferred Series B Preferred from an Original Holder, in each case (1) or (2), less any shares of Series B Preferred held by Holder which were subject to automatic conversion pursuant to Section 4.2(a(i) above (each as adjusted for any Recapitalization); and (B) the total number of Series B Preferred shares then held by the Holder; shall automatically and without any required action by any Holder, be converted into that number of fully-paid, non-assessable shares of Common Stock as determined by dividing the aggregate Original Issue Price of such applicable shares of Series B Preferred by the Conversion Price in the event Automatic Conversion Condition #2 is met;

(iii) all shares of Series B Preferred shall automatically and without any required action by any Holder, be converted into that number of fully-paid, non-assessable shares of Common Stock as determined by dividing the aggregate Original Issue Price of such Series B Preferred shares held by each Holder by the Conversion Price in the event Automatic Conversion Condition #3 is met; provided that

(iv) if Automatic Conversion Condition #3 is met on the Original Issuance Date, then all shares of Series B Preferred shall automatically and without any required action by any Holder, be converted into fully-paid, non-assessable shares of Common Stock pursuant to Section 4.2(a)(i) above, on such Original Issuance Date.

(b) Following an Automatic Conversion, the Corporation shall within two (2) Business Days, deliver notice to each Holder that an Automatic Conversion has occurred, at the address of each Holder which the Corporation then has on record (an “Automatic Conversion Notice”); provided, that the Corporation is not required to receive any confirmation that such Automatic Conversion Notice was received by a Holder, but instead assuming such Automatic Conversion Notice was sent to the address which the Corporation then has on record for such Holder, the Automatic Conversion Notice shall be treated as received by the Holder for all purposes on the third (3rd) Business Day following the date such notice was sent by the Corporation (the “Automatic Conversion Notice Receipt Date”). Within three (3) Business Days following the Automatic Conversion Notice Receipt Date, the Corporation shall pay each Holder the total amount of Accrued Dividends owed on such Series B Preferred, if any (the “Automatic Conversion Dividends”) in cash or at the option of the Corporation, in shares of Common Stock equal to the total Accrued Dividends divided by the Conversion Price (rounded up to the nearest whole share of Common Stock), and issue to each Holder all shares of Common Stock which such Holder is due in connection with the Automatic Conversion (the “Automatic Conversion Shares”, and together with the Holder Conversion Shares, the “Shares”) and promptly deliver such Automatic Conversion Shares (and if applicable, cash in an amount equal to the Accrued Dividends) to the address of Holder which the Corporation then has on record (a “Delivery”). The Automatic Conversion Shares issuable in connection with an Automatic Conversion shall be fully-paid, non-assessable shares of Common Stock. Unless the Automatic Conversion Shares are covered by a valid and effective registration under the Securities Act or the Holder provides a valid opinion from an attorney stating that such Automatic Conversion Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion, prior to the issuance date of such Automatic Conversion Shares, such Automatic Conversion Shares shall be issued as Restricted Shares.

(c) The issuance and Delivery by the Corporation of the Automatic Conversion Shares (and if applicable, the cash Accrued Dividends) shall fully discharge the Corporation from any and all further obligations under or in connection with the Series B Preferred and shall automatically, and without any required action by the Corporation or the Holder, result in the cancellation, termination and invalidation of any outstanding Series B Preferred and Preferred Stock Certificates held by Holder or his, her or its assigns and shall upon the payment of the Automatic Conversion Dividends, fully discharge any and all requirement for the Corporation to pay Dividends on such Series B Preferred shares converted, which Series B Preferred converted shall cease accruing Dividends upon an Automatic Conversion.

(d) Without limiting the obligation of each Holder set forth herein (including in the subsequent clause (e)), the Corporation and/or the Corporation’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the issuance and Delivery of the Automatic Conversion Shares to reflect the cancellation of the Series B Preferred subject to the Automatic Conversion, which shall not require the approval and/or consent of any Holder (a “Cancellation”).

(e) Notwithstanding the above, each Holder, by accepting such Preferred Stock Certificates hereby covenants that it will, whenever and as reasonably requested by the Corporation and the Transfer Agent, at the Corporation’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Corporation or the Transfer Agent may reasonably require in order to complete, insure and perfect the Cancellation, if such may be reasonably required by the Corporation and/or the Corporation’s Transfer Agent.

(f) In the event that the Delivery of any Automatic Conversion Shares (or any cash Accrued Dividends) is unsuccessful and/or any Holder fails to accept such Automatic Conversion Shares (or applicable cash Accrued Dividends), such Automatic Conversion Shares (and if applicable, cash Accrued Dividends) shall be held by the Corporation and/or the Transfer Agent in trust (without accruing interest) and shall be released to such Holder upon reasonable evidence to the Corporation or the Transfer Agent that such Holder is the legal owner of such Automatic Conversion Shares, provided that the Holder’s failure to accept such Automatic Conversion Shares, cash Accrued Dividends and/or the Corporation’s inability to Deliver such shares or dividends shall in no event effect the validity of the Cancellation.

(g) The Automatic Conversion Right shall supersede and take priority over the Holder Conversion right described in Section 4.1 in the event that there are any conflicts between such rights.

4.3 Fractional Shares. If any Conversion of Series B Preferred would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series B Preferred being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the market value of the Common Stock on the trading day immediately prior to the date of conversion (as determined in good faith by the Board of Directors) and the number of shares of Common Stock issuable upon conversion of the Series B Preferred shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

4.4 Taxes. The Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon a Holder Conversion in a name other than that in which the shares of the Series B Preferred so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall withhold from any payment due whatsoever in connection with the Series B Preferred any and all required withholdings and/or taxes the Corporation, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Corporation in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Corporation.

4.5 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Corporation will use its commercially reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

5.1 Class Voting. Except as otherwise expressly provided herein or as required by law, the Holders of Series B Preferred and the holders of Common Stock shall vote together and not as separate classes.

5.2 No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

5.3 Series B Preferred. Each outstanding share of Series B Preferred shall be entitled to one (1) vote on all shareholder matters to come before the shareholders of the Corporation (the “Voting Rights”).

6. Adjustments For Recapitalizations.

6.1 Equitable Adjustments For Recapitalizations. The (a) Liquidation Preference, the Original Issue Price and the Voting Rights (the “Preferred Stock Adjustable Provisions”); (b) the Conversion Price, Minimum Trading Volume, Automatic Conversion Prices and the Conversion Rate (the “Common Stock Adjustable Provisions”), and (c) any and all other terms, conditions, amounts and provisions of this Designation which (i) pursuant to the terms of this Designation provide for equitable adjustment in the event of a Recapitalization; or (ii) the Board of Directors of the Corporation determine in their reasonable good faith judgment is required to be equitably adjusted in connection with any Recapitalizations (collectively Sections (c)(i) and (ii), the “Other Equitable Adjustable Provisions”), shall each be subject to equitable adjustment as provided in Sections 6.2 through 6.4, below, as determined by the Board of Directors in their sole and reasonable discretion.

6.2 Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Series B Preferred, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Series B Preferred, the Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted.

6.3 Adjustments for Subdivisions or Combinations of Series B Preferred. In the event the outstanding shares of Series B Preferred shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series B Preferred, the applicable Preferred Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted. In the event the outstanding shares of Series B Preferred shall be combined (by reclassification or otherwise) into a lesser number of shares of Series B Preferred, the applicable Preferred Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted, provided however that the result of any concurrent adjustment in the Common Stock (as provided under Section 6.2) and Preferred Stock (as provided under Section 6.3) shall only be to affect the equitable adjustable provisions hereof once.

6.4 Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Series B Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Series B Preferred shall have the right thereafter to convert such shares of Series B Preferred into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such Series B Preferred immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

6.5 Other Adjustments. The Board of Directors of the Corporation shall also adjust equitably, and shall have the right to adjust equitably, any or all of the Preferred Stock Adjustable Provisions, Common Stock Adjustable Provisions or Other Equitable Adjustable Provisions from time to time, if the Board of Directors of the Corporation determines in their reasonable good faith judgment that such values and/or provisions are required to be equitably adjusted in connection with any Corporation action.

6.6 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred.

7. Redemption Rights.

7.1 Subject to the terms of any credit or debt agreements in place which prevent the Corporation redeeming the Series B Preferred shares for cash, the Corporation shall have the option, exercisable from time to time after the Original Issue Date, to redeem all or any portion of the outstanding shares of Series B Preferred (a “Corporation Redemption”) which have not been previously Converted into Common Stock (as provided above in Section 4) (the “Corporation Redemption Rights”), by paying each applicable Holder, an amount equal to (a) the Original Issue Price multiplied by the number of Series B Preferred shares held by each applicable Holder, subject to the Corporation Redemption; plus (b) the Accrued Dividends (the “Corporation Redemption Amount”).

(a) In the event the Corporation exercises its Corporation Redemption Rights, it shall redeem and repurchase Series B Preferred pro rata between all Holders based on the Pro Rata Amount.

(b) To exercise the Corporation Redemption Right, the Corporation shall deliver to each Holder an irrevocable written notice (a “Corporation Redemption Notice”), indicating the date the Corporation intends to pay the Corporation Redemption Amount (as applicable, the “Corporation Redemption Date”), which date may not be less than ten days nor more than 20 days from the date the Corporation Redemption Notice is delivered to a Holder. In the event the applicable aggregate Corporation Redemption Amount is not paid to the Holders on the applicable Corporation Redemption Date, the Corporation Redemption Notice shall be considered void and of no force or effect.

7.2 Effect of Redemption. The payment by the Corporation to each Holder (at each such Holder’s address of record) (or if the Holder fails to deliver the Preferred Stock Certificates and/or Lost Certificate Materials required to be delivered as discussed below in connection with such Redemption, upon the Corporation setting aside such Redemption Amount in trust for the benefit of the Holder) of the Corporation Redemption Amount (as applicable, a “Redemption Delivery”) in connection with a Corporation Redemption, and effective as of the Corporation Redemption Date, shall fully discharge the Corporation from any and all further obligations under the Series B Preferred shares redeemed and shall automatically, and without any required action by the Corporation or the Holder or his, her or its assigns (including the requirement that the Holder provide the Corporation or the Corporation’s Transfer Agent the Preferred Stock Certificates relating to such Corporation Redemption), result in the cancellation, termination and invalidation of any outstanding Series B Preferred and related Preferred Stock Certificates held by a Holder which are subject to a Corporation Redemption and shall upon the payment of the Corporation Redemption Amount, fully discharge any and all requirement for the Corporation to pay further Dividends, and which Series B Preferred shall cease accruing Dividends upon a Redemption.

7.3 Further Actions Following Redemption. Without limiting the obligation of each Holder set forth herein (including in Section 7.4), the Corporation and/or the Corporation’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the payment of the Corporation Redemption Amount, to reflect the cancellation of the Series B Preferred subject to the applicable Corporation Redemption, which shall not require the approval and/or consent of any Holder, and provided that by agreeing to the terms and conditions of this Designation and the acceptance of the Series B Preferred, each Holder hereby agrees to release the Corporation and the Corporation’s Transfer Agent from any and all liability whatsoever in connection with the cancellation of the Series B Preferred subject to and following a Corporation Redemption, regardless of the return to the Corporation or the Transfer Agent of any Preferred Stock Certificates evidencing such Series B Preferred subject to the Corporation Redemption, which as stated above, shall be automatically cancelled upon the payment of the Corporation Redemption Amount, as applicable to the Holder, or if the provisions of Section 7.5 apply and the Holder fails to deliver the Preferred Stock Certificates and/or Lost Certificate Materials, upon the Corporation setting aside such Redemption Amount in trust for the benefit of the Holder (a “Redemption Cancellation”).

7.4 Further Redemption Assurances. Notwithstanding the above, each Holder, by accepting such Preferred Stock Certificates hereby covenants that it will (a) deliver to the Corporation or the Corporation’s Transfer Agent, promptly upon the receipt of any Corporation Redemption Notice, but in any case prior to the applicable Corporation Redemption Date, the applicable Preferred Stock Certificates relating to the Corporation Redemption (or Lost Certificate Materials associated therewith); and (b) whenever and as reasonably requested by the Corporation and the Corporation’s Transfer Agent, at the Corporation’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Corporation or the Transfer Agent may reasonably require in order to complete, insure and perfect a Redemption Cancellation, if such may be reasonably required by the Corporation and/or the Corporation’s Transfer Agent.

7.5 Additional Redemption Procedures. In the event that (a) Redemption Delivery is unsuccessful notwithstanding the fact that the Corporation has mailed such applicable Corporation Redemption Amount to the correct address of the Holder as set forth in the records of the Corporation; or (b) any Holder fails to timely deliver to the Corporation for cancellation the Preferred Stock Certificates evidencing the Series B Preferred subject to such Corporation Redemption, or Lost Certificate Materials associated therewith, and the Corporation therefore refrains from completing a Redemption Delivery, such Corporation Redemption Amount shall be held by the Corporation in trust and such Corporation Redemption Amount shall be released to such Holder upon reasonable evidence to the Corporation or the Transfer Agent that such Holder is (y) the legal owner of such Corporation Redemption Amount and/or (z) the delivery to the Corporation or its Transfer Agent of the applicable Preferred Stock Certificates, as applicable, or Lost Certificate Materials, provided that the Holder’s failure to accept such Corporation Redemption Amount, the Corporation’s inability to pay any Holder its applicable Redemption Amount, and/or the Holder’s failure to deliver the Preferred Stock Certificates or Lost Certificate Materials, under either of such circumstances shall in no event effect the validity of the Corporation Redemption Cancellation, Redemption Cancellation, or the consequences of a Corporation Redemption Delivery as described in Section 7.1 hereof. Furthermore, the Holder shall be due no interest on the Corporation Redemption Amount while being held by the Corporation in trust and any and all interest, if any, which shall accrue on such amount shall be the sole property of the Corporation.

7.6 Further Holder Redemption Assurances. Notwithstanding the above, each Holder, by accepting such Preferred Stock Certificates will whenever and as reasonably requested by the Corporation and the Corporation’s Transfer Agent, at its sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Corporation or the Transfer Agent may reasonably require in order to complete, insure and perfect the cancellation of such Holder’s shares in the event of a Corporation Redemption, if such may be reasonably required by the Corporation and/or the Corporation’s Transfer Agent.

7.7 Effect of All Redemptions. The Series B Preferred subject to a Corporation Redemption shall cease accruing any Dividends and shall have all Conversion rights immediately terminate effective as of the Corporation Redemption Date, unless otherwise agreed in the sole discretion of the Corporation.

8. Notices.

8.1 Notices In General. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile or email transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to, Attention: Anthony C. Schnur, 450 Gears Road, Suite 780, Houston, Texas, 77067, Fax: (713) 337-1510, Email: tschnur@lucasenergy.com, with a copy to (which shall not constitute notice) The Loev Law Firm, PC, Attn: David M. Loev, 6300 West Loop South, Suite 280, Bellaire, Texas 77401, Fax: (713) 524-4122, Email: dloev@loevlaw.com, and (ii) if to any Holder to the address set forth in the records of the Corporation or its Transfer Agent, as applicable, or such other address as may be designated in writing hereafter, in the same manner, by such person.

8.2 Notices of Record Date. In the event that the Corporation shall propose at any time:

(a) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(c) to voluntarily liquidate or dissolve;

then, in connection with each such event, the Corporation shall send to the Holders of the Series B Preferred at least ten (10) Business Days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (b) and (c) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series B Preferred at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a Majority In Interest of the Series B Preferred, voting together as a single class.

9. Protective Provisions.

9.1 Subject to the rights of series of preferred stock which may from time to time come into existence, so long as any shares of Series B Preferred are outstanding, the Corporation shall not, without first obtaining the approval (by written consent or at a meeting duly called, each as provided by law) of the holders of a Majority In Interest of Series B Preferred, voting together as a single class:

(a) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred (except to the extent required to issue PIK Shares if required by the terms set forth herein, which for the sake of clarity, and without otherwise limiting this provision, shall not require approval of the Holders);

(b) Re-issue any shares of Series B Preferred converted pursuant to the terms of this Designation;

(c) Create, or authorize the creation of, or issue or obligate itself to issue shares of, any class or series of capital stock unless the same ranks junior to (and not pari passu with) the Series B Preferred with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to (and not pari passu with) the Series B Preferred with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, in each such case, other than issuances of (or in connection with issuances of) shares of Series B Preferred pursuant to the Purchase and Sale Agreement and PIK Shares;

(d) Effect an exchange, reclassification, or cancellation of all or a part of the Series B Preferred (except pursuant to the terms hereof);

(e) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series B Preferred;

(f) Alter or change the rights, preferences or privileges of the shares of Series B Preferred so as to affect adversely the shares of such series;

(g) Authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over (or on parity with) the Series B Preferred with respect to liquidation; or

(h) Amend or waive any provision of the Corporation’s Articles of Incorporation or Bylaws, each as amended, relative to the Series B Preferred so as to affect adversely the shares of Series B Preferred.

For clarification, the creation or issuance of shares of other series of preferred stock, provided the rights and preferences of such series of preferred stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends are not senior to the Series B Preferred Liquidation Preference, shall not require the authorization or approval of the holders of the Series B Preferred.

9.2 The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Designation and in the taking of all such action as may be necessary or appropriate in order to protect (a) the Holder Conversion Rights of the Holders of Series B Preferred; and (b) the other rights of the Holders as set forth herein, against impairment. Notwithstanding the foregoing, nothing shall prohibit the Corporation from amending its Articles of Incorporation with the requisite consent of its stockholders and the Board of Directors.

10. Preemptive Rights. No stockholder of the Corporation (including, but not limited to any Holder) shall have the right to repurchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such right may from time to time be set forth in a written agreement between the Corporation and such stockholder.

11. Reports. The Corporation shall mail to all holders of Series B Preferred those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

12. Replacement Preferred Stock Certificates. In the event that any Holder notifies the Corporation that a Preferred Stock Certificate evidencing shares of Series B Preferred has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the Series B Preferred identical in tenor and date (or if such certificate is being issued for shares not covered in a redemption or conversion, in the applicable tenor and date) to the original Preferred Stock Certificate evidencing the Series B Preferred, provided that the Holder executes and delivers to the Corporation and/or its Transfer Agent, as applicable, an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation and its Transfer Agent to indemnify the Corporation from any loss incurred by it in connection with such Series B Preferred certificate, and provides the Corporation and/or its Transfer Agent such other information, documents and if applicable, bonds and indemnities as the Corporation or its Transfer Agent customarily requires for reissuances of stock certificates (collectively the “Lost Certificate Materials”); provided, however, the Corporation shall not be obligated to re-issue replacement stock certificates if the Holder contemporaneously requests the Corporation to convert or redeem the full number of shares evidenced by such lost, stolen, destroyed or mutilated certificate.

13. Construction. When used in this Designation, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Designation shall refer to this Designation as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Designation unless otherwise specified; (viii) references to “dollars”, “Dollars” or “$” in this Designation shall mean United States dollars; (ix) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xi) unless otherwise stated in this Designation, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xii) references to “days” shall mean calendar days; and (xiii) the paragraph and section headings contained in this Designation are for convenience only, and shall in no manner affect the interpretation of any of the provisions of this Designation.

14. Miscellaneous.

14.1 Cancellation of Series B Preferred. If any shares of Series B Preferred are converted pursuant to Section 4, or redeemed pursuant to Section 7, the shares so converted shall be canceled and shall return to the status of designated, but unissued Series B Preferred.

14.2 Further Assurances. Each Holder hereby covenants that, in consideration for receiving shares of Series B Preferred, that he, she or it will, whenever and as reasonably requested by the Corporation, do, execute, acknowledge and deliver any and all such other and further acts, deeds, confirmations, agreements and documents as the Corporation or its Transfer Agent may reasonably require in order to complete, insure and perfect any of the terms, conditions or provisions of this Designation, including, but not limited to a Cancellation or Redemption Cancellation.

14.3 Technical, Corrective, Administrative or Similar Changes. The Corporation may, by any means authorized by law and without any vote of the Holders of shares of the Series B Preferred, make technical, corrective, administrative or similar changes in this Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series B Preferred.

14.4 Waiver. Notwithstanding any provision in this Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred granted hereunder, may be waived as to all shares of Series B Preferred (and the Holders thereof) upon the written consent of a Majority In Interest, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series B Preferred shall be required.

14.5 Interpretation. Whenever possible, each provision of this Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

14.6 No Other Rights. Except as may otherwise be required by law, the shares of the Series B Preferred shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Designation.

14.7 Specific Performance. The Corporation and each Holder by accepting Preferred Stock Shares, agree that the covenants and obligations contained in this Designation relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the Corporation and each Holder agree that if either the Corporation or any Holder fails or refuses to fulfill any of its obligations under this Designation or to make any payment or deliver any instrument required hereunder or thereunder, then (a) the Corporation in the event the non-performing party is any Holder; or (b) a Majority In Interest of the Holders, in the event the non-performing party is the Corporation, shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such party might be entitled.

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NOW THEREFORE BE IT RESOLVED, that the Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Corporation be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Corporation; and it is further

RESOLVED, that this Designation may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this Designation or any counterpart hereof to produce or account for any of the other.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the Board of Directors of the Corporation has unanimously approved and caused this “Certificate Of Designation of Lucas Energy, Inc. Establishing The Designations, Preferences, Limitations and Relative Rights of its Series B Redeemable Convertible Preferred Stock” to be duly executed and approved this [ ] day of [____________] 2016.

DIRECTORS:

J. Fred Hofheinz
Director

Anthony C. Schnur
Director

Fred S. Zeidman
Director

Exhibit A
NOTICE OF CONVERSION

This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of shares of the Series B Redeemable Convertible Preferred Stock of Lucas Energy, Inc., a Nevada corporation (the “Corporation”), pursuant to the terms and conditions of that certain Amended and Restated Certificate of Designation of Lucas Energy, Inc., Establishing the Designation, Preferences, Limitations and Relative Rights of its Series B Redeemable Convertible Preferred Stock (the “Designation”), approved by the Board of Directors of the Corporation on [ ], 2016. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Designation.

Conversion: In accordance with and pursuant to such Designation, the Holder hereby elects to convert the number of shares of Series B Redeemable Convertible Preferred Stock indicated below into shares of Common Stock of the Corporation as of the date specified below.

Date of Conversion:

Number of Series B Redeemable Convertible Preferred Stock Held by Holder:

Prior to Conversion:

Amount Being Converted Hereby:

Common Stock Shares Due:________________

Series B Redeemable Convertible Preferred Stock Held After Conversion:

Accrued Dividends Converted ($):___________

Total Shares Due In Connection With Conversion of Dividends:________________

Number of Shares of Common Stock To Be Issued In Total:____________________

Delivery of Shares: Pursuant to this Notice of Conversion, the Corporation shall deliver the applicable number of shares of Common Stock (the “Shares”) issuable in accordance with the terms of the Designation as set forth below. If Shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. The Holder acknowledges and confirms that the Shares issued pursuant to this Notice of Conversion will, to the extent not previously registered by the Corporation under the Securities Act, be Restricted Shares, unless the Shares are covered by a valid and effective registration under the Securities Act or this Notice of Conversion includes a valid opinion from an attorney stating that such Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion.

If stock certificates are to be issued, in the following name and to the following address:	If DWAC is permissible, to the following brokerage account:
__________________________________ __________________________________ __________________________________ __________________________________ __________________________________
Broker: ____________________________________
DTC No.:
 ___________________________________
Acct. Name:
 _________________________________
For Further Credit (if applicable):
____________________________________

Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.

_______________________________________ (Print Name of Holder) By/Sign: _______________________________ Print Name: ____________________________ Print Title: _____________________________